UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 14, 2014

PATRIOT NATIONAL BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Connecticut	000-29599	06-1559137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Bedford Street, Stamford, Connecticut	06901
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 324-7500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

Patriot National Bancorp, Inc. (NASDAQ Global Markets: “PNBK”) announced today the reversal of a significant portion of its deferred tax asset (“DTA”) valuation allowance. The reversal results in the recognition of a one-time tax benefit in the third quarter of 2014 of approximately $16.6 million. As a result, net income for the third quarter of 2014 will be increased by approximately $16.6 million, or $.42 per share. The DTA valuation allowance recovery is the result of several consecutive quarters of profitability and improving credit quality. The DTA will be used in future periods to reduce income tax payments.

“The reversal of the valuation allowance is a direct result of our profitability and earnings growth,” said Michael Carrazza, Patriot’s Chairman. “The reversal of the valuation allowance, along with the recent termination of the Formal Agreement by the Office of the Comptroller of the Currency, are significant accomplishments that will enhance Patriot’s capital and profitability, and allow Patriot to proceed with its strategic growth plans.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRIOT NATIONAL BANCORP, INC.

Date: October 14, 2014	By:	/s/ Michael A. Carrazza
Michael A. Carrazza Chairman of the Board